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                                                                    Exhibit 99.1
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   COLE NATIONAL CORPORATION ANNOUNCES ELECTION OF DIRECTORS AT ANNUAL MEETING
 --Meeting for Shareholder Vote on Merger with Luxottica Adjourned to July 22--

CLEVELAND, July 20, 2004 -- Cole National Corporation (NYSE: CNJ), today announced the election of eight nominees to the company's board of directors. The directors elected today are: Walter J. Salmon (Chairman), Larry Pollock (President and Chief Executive Officer), Jeffrey A. Cole, Ronald E. Eilers, Timothy F. Finley, Irwin N. Gold, Peter V. Handal and Charles A. Ratner.

Following election of directors, Cole National adjourned the annual meeting prior to the consideration of the Luxottica merger, to 4 p.m. local time, on Thursday, July 22, 2004, at The Charles Hotel, One Bennett St., Cambridge, Massachusetts 02138.

If the merger with Luxottica is approved at the July 22 reconvened annual meeting, Cole National stockholders will receive $27.50 per share in cash, plus an additional amount equal to 4% per annum from July 22, 2004 through the closing date of the merger, upon completion of the transaction.

As previously announced, Cole National's Board of Directors has unanimously confirmed its recommendation that Cole National stockholders approve the Luxottica merger agreement, as amended, at the reconvened meeting on July 22. Stockholders of record of Cole National as of May 21, 2004 will be entitled to vote on the Luxottica merger at the reconvened meeting on July 22, or any adjournment thereof. The Luxottica merger agreement, as amended, is subject to approval by Cole National stockholders, receipt of regulatory approvals and other customary conditions.

ABOUT COLE NATIONAL

Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 727 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,496 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

SAFE HARBOR STATEMENT

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, risks that stockholder approval may not be obtained for the Luxottica merger, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, as well as other political, economic and technological factors and other risks referred to in their filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Luxottica and Cole National do not assume any obligation to update them.